Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) dated as of July 16, 2013 between by and between MALIBU BOATS, LLC, a Delaware limited liability company (the “Borrower”), MALIBU BOATS HOLDINGS, LLC, a Delaware limited liability company (the “Parent”) and MALIBU BOATS DOMESTIC INTERNATIONAL SALES CORP., a Delaware corporation (collectively, the “Debtors”), and SUNTRUST BANK, a Georgia state banking corporation, in its capacity as Administrative Agent for the holders of the Indebtedness (defined below) (“Secured Party”).

W I T N E S E T H

WHEREAS, the Debtors, the Lenders party thereto and the Secured Party have entered into that certain Credit Agreement dated as of July 16, 2013 (as may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement);

WHEREAS, as a condition precedent to the agreement of the Lenders to extend credit under the Credit Agreement, the Debtors are required to execute and deliver this Security Agreement to the Secured Party, and to grant to the Secured Party, for the benefit of the holders of the Obligations, a continuing first perfected security interest in the collateral described on Exhibit A hereto, to secure all of the Debtors’ obligations under the Credit Agreement and the Loan Documents; and

WHEREAS, the Debtors have duly authorized the execution, delivery and performance of this Security Agreement and will receive direct and indirect benefits by reason of the credit extended under the Credit Agreement.

NOW, THEREFORE, in order to induce the Lenders to extend credit to the Borrower under the Credit Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Debtors and the Secured Party, hereby agree as follows:

1. Security Interest. As security for the repayment of the Indebtedness (as defined in Section 2), Debtor hereby assigns and grants to Secured Party, a security interest in and to all of the Debtor’s presently existing and hereafter acquired rights in and to the property described on Exhibit A attached hereto and incorporated herein by this reference, including, without limitation all such property or type of property presently existing and hereafter acquired or arising and all proceeds (including insurance proceeds) or products attributable to or arising from any of such property (collectively, the “Collateral”).

2. Indebtedness. The security interest granted herein by the Debtors secures and shall secure (a) all Obligations and (b) all documented and reasonable costs and expenses incurred in connection with enforcement and collection of the Obligations, including the documented and reasonable fees, charges and disbursements of counsel. For purposes of this Security Agreement, all such obligations secured by the Collateral shall be referred to as “Indebtedness.”

3. Debtor’s Representations and Warranties to Secured Party. Each Debtor hereby represents and warrants to Secured Party, for the benefit of the holders of the Indebtedness, that the following facts are true and correct in all material respects as of the date hereof:

(a) each Debtor is the true and lawful owner of its Collateral in all material respects;

(b) each Debtor has a legal right to grant a security interest in its Collateral;

(c) Except for liens in favor of Secured Party, for the benefit of the holders of the Indebtedness and Permitted Encumbrances, there are no Liens against the Collateral; and

(d) each Debtor has obtained all necessary consents required to execute and deliver this Security Agreement and to accomplish the transactions evidenced hereby, including, without limitation, any requirements contained in any partnership agreement, bylaws, or operating agreement that governs any partnership interests, stock, membership interests, or other ownership interests owned by such Debtor and pledged to secure the Indebtedness pursuant to this Security Agreement (collectively, “Organizational Documentation for Pledged Interests”).

4. Debtor’s Covenants to Secured Party. Each Debtor hereby covenants and agrees that until the Indebtedness shall have been paid in full (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) or unless such Debtor shall have received the prior written consent of Secured Party:

(a) Protection and Use of Collateral. (i) each Debtor will keep the Collateral free from any adverse lien, security interest, or encumbrance (other than the security interest granted herein and Permitted Encumbrances); and (ii) each Debtor will not waste or destroy the Collateral or any part thereof and such Debtor will not use the Collateral in violation of any regulations, statute or ordinance or of any judgments, citations, decrees or orders of any judicial or administrative authority, except to the extent that could not reasonably be expected to have a Material Adverse Effect.

(b) Sale, Assignment or Impairment of Collateral. Except for Permitted Encumbrances and otherwise as permitted under the Loan Documents, no Debtor will sell, assign or offer to sell or otherwise transfer, dispose of or encumber the Collateral, or any interest therein outside the ordinary course of business.

(c) Maintain Insurance. Each Debtor will maintain insurance, in form, amounts, and with companies reasonably satisfactory to Secured Party, insuring all material Collateral against loss from fire, theft, and the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. Secured Party, as Administrative Agent for the holders of the Indebtedness, shall be designated as an additional insured under the terms of the policies evidencing such insurance and shall receive a minimum of thirty (30) days’ written cancellation notice from the company or insurer issuing such policy or policies. If the Debtors fail to furnish said insurance or fails to pay the premiums therefor, Secured Party may do so or may obtain insurance of its interest only, adding the amount of any such premium thereof to the other amounts secured hereby; provided, however, Secured Party is under no obligation or duty to pay such premiums or obtain or maintain such insurance. Each Debtor hereby grants to Secured Party a security interest in any return or unearned premiums which may be due upon cancellation of any of said policies for any reason whatsoever. After the occurrence and during the continuation of an Event of Default, at the request of Secured Party, each Debtor shall direct all insurors to pay Secured Party the amount of any insurance proceeds or payments arising out of or in connection with the insurance policies referenced herein and any balance of insurance proceeds remaining after payment in full of all amounts owing to Secured Party shall be paid to such Debtor. After the occurrence and during the continuation of an Event of Default, the Secured Party acting through any officer, agent or employee is hereby appointed as each Debtor’s attorney-in-fact to endorse any draft or check which may be payable to such Debtor and, without obligation, to make claim with any insurer for payment under any insurance policy.

(d) Indemnification. Each Debtor will and does hereby agree to indemnify and hold Secured Party harmless against all claims arising out of or in connection with such Debtor’s ownership or use of the Collateral.

(e) Removal of Collateral. Each Debtor warrants and represents to and covenants with Secured Party that: (a) after the filing of certain uniform commercial code financing statements, the delivery of possessory Collateral to Secured Party and the entry into Control Agreements, as contemplated by the Loan Documents, Secured Party’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority to the extent that such security interests can be perfected by the filing of uniform commercial code financing statements, delivery of Collateral or entry into Control Agreements, subject to Permitted Encumbrances; (b) as of the date hereof, the offices and/or locations where each Debtor keeps the Collateral in excess of $500,000 and such Debtor’s books and records concerning the Collateral are at the locations set forth beside the signature of such Debtor or as otherwise disclosed by such Debtor to Secured Party in writing, and such Debtor shall not remove such books and records therefrom and shall not keep any of such books and records and/or the Collateral in excess of $500,000 at any other office or location unless such Debtor gives Secured Party written notice thereof at least ten (10) days prior thereto and the same is within either the continental United States of America, Canada or Australia; provided, that no such notice should be required as a result of sales and other dispositions of property in the ordinary course of business that are permitted under the Credit Agreement; and (c) as of the date hereof, such addresses include and designate each Debtor’s chief executive office, chief place of business and other offices and places of business and are each Debtor’s sole offices and places of business. Promptly thereafter, the Borrower, by written notice delivered to Secured Party, shall advise Secured Party of each Debtor’s opening of any new office or place of business or its closing of any existing office or place of business.

(f) Inspect Collateral. Secured Party shall have the right, at any time or times during any Debtor’s usual business hours without material disruption to normal business activities, to inspect the Collateral and all related records (and the premises upon which it is located) and all financial records and to verify the amount and condition of the Collateral. After an Event of Default has occurred and is continuing, all costs, fees and expenses incurred by Secured Party, or for which Secured Party has become obligated, in connection with such inspection and/or verification shall be payable by the Debtors to Secured Party.

(g) Discharge Liens. Secured Party, for the benefit of the holders of the Indebtedness, in its sole and absolute discretion, without waiving or releasing any obligation, liability or duty of Debtor under this Security Agreement or otherwise, may at any time or times hereafter after the occurrence and during the continuation of an Event of Default, but shall be under no obligation to pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by a person against the Collateral. All sums paid by Secured Party in respect thereof and all reasonable costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Secured Party on account thereof shall be payable by the Debtors to Secured Party.

(h) Execute Additional Documents. Each Debtor will sign and execute alone or with Secured Party any financing statement or other document and pay all necessary costs to reasonably protect the security interest under this Security Agreement against the interest of third persons (other than Permitted Encumbrances). After the occurrence and during the continuation of an Event of Default, Secured Party is hereby appointed the attorney-in-fact of each Debtor to do all acts and things which Secured Party may deem reasonably necessary to perfect and/or continue the perfection of the security interest created by this Security Agreement and to protect the Collateral. The Debtors agree to pay all documented costs and fees for filing any termination statements. Each Debtor authorizes and empowers the Secured Party to file any UCC financing statement or UCC amendments without the necessity of such Debtor’s signature in order to perfect the security interest of Secured Party, for the benefit of the holders of the Indebtedness, against the Collateral, as such term is defined in this Security Agreement.

(i) Obligations Under Organizational Documentation for Pledged Interests. Each Debtor will perform all of its duties and obligations under the Organizational Documentation for Pledged Interests, and such Debtor shall take all actions necessary (including the payment of all amounts due and owing and/or arising under the Organizational Documentation for Pledged Interests) to preserve its ownership interest(s) in such entity unless otherwise permitted by the terms of the Credit Agreement.

5. Special Representations, Warranties and Agreements with respect to Accounts. With respect to Accounts, each Debtor represents, warrants and agrees with Secured Party, for the benefit of the holders of the Indebtedness, as follows:

(a) As of the time any Account becomes subject to Secured Party’s security interest hereunder, including, without limitation, as of each time any specific assignment or transfer or identification is made to Secured Party of any Account, each Debtor shall be deemed to have warranted that the Accounts are in all material respects genuine and in all material respects what they purport to be; that each Account is valid and subsisting and arises out of a bona fide sale of goods sold and delivered, or in the process of being delivered, or out of and for services theretofore actually rendered, to the account debtor named in the Account (each an “Account Debtor”); that the amount of the Account represented as owing is the correct amount owing except for normal cash discounts and except for any setoffs, credits, deductions or counter-charges in the ordinary course of business, including, without limitation, warranty claims and subject to any non-intentional discrepancies that are not material.

(b) Each Debtor will hold in such Debtor’s principal place of business, or other location within the fifty (50) states comprising the United States of America or the District of Columbia disclosed to Secured Party, and make available to Secured Party as reasonably requested, so long as any Indebtedness remains unpaid (other than contingent indemnification obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted), all of such Debtor’s records containing any entries as to Accounts, including details of sale, shipment, delivery, payment and other material information; and, at Secured Party’s reasonable request, such records will be segregated and marked by such Debtor in a manner reasonably satisfactory to Secured Party; and Secured Party shall at any time or times during such Debtor’s usual business hours without material disruption to normal business activities, have full access to and the right to examine and audit such Debtor’s books and records, and to make copies of pertinent portions thereof; provided, if no Event of Default has occurred and is continuing, such Debtor shall only be responsible for reimbursing costs and expenses incurred pursuant to this Section 5(b) no more than (1) time per Fiscal Year.

(c) Following the occurrence and during the continuation of an Event of Default, at the request of the Secured Party, all checks and other forms of remittances received by each Debtor on Accounts shall not be commingled with such Debtor’s other property but shall be segregated, held by such Debtor in trust for Secured Party, for the benefit of the holders of the Indebtedness, and immediately delivered by Debtor to Secured Party in the form as that in which received with proper endorsements. Each Debtor will accompany each such transmission of proceeds to Secured Party with a report in such form as Secured Party may reasonably require to identify the Accounts to which such proceeds apply. In the event any Account Debtor shall also be indebted to any such Debtor in any other respect and such Account Debtor shall make payment without designating the particular indebtedness against which it is to apply, such payment shall be presumed to be payment on the Account of such Account Debtor unless the Account Debtor subsequently provides evidence that the payment was not intended to be applied to the payment on the account of such Account Debtor. In administering the collection of proceeds as herein provided, Secured Party or the bank designated by it may accept checks or drafts in any amount and bearing any notation without incurring liability to Debtor for so doing.

(d) Returned or repossessed goods arising from or relating to any Accounts, will be subject to the security interest of Secured Party, for the benefit of the holders of the Indebtedness, hereunder.

6. Special Representations, Warranties and Agreements with Respect to Inventory. With respect to Inventory, Debtor represents, warrants and agrees with Secured Party, for the benefit of the holders of the Indebtedness, as follows:

(a) Each Debtor will continue to maintain books and records pertaining to the Inventory in the detail, form and scope as such Debtor is maintaining such books and records at the execution of this Security Agreement in all material respects and agrees that Secured Party or its agents may enter upon such Debtor’s premises at any time or times during such Debtor’s usual business hours without material disruption to normal business activities, for the purpose of inspecting Inventory and any and all records pertaining thereto; provided, if no Event of Default has occurred and is continuing, Debtors shall only be responsible for reimbursing costs and expenses incurred pursuant to this Section 6 no more than (1) time per Fiscal Year; and each Debtor will notify Secured Party promptly of: (x) any change in such Debtor’s name, mailing address or principal place of business, or (y) any new location of Inventory in excess of $500,000; and each Debtor will promptly advise Secured Party in sufficient detail of any event that could reasonably be expected to have a material adverse effect on the value of the Inventory or on the lien and security interest granted to Secured Party, for the benefit of the holders of the Indebtedness, herein.

(b) Secured Party may require each Debtor from time to time to deliver to Secured Party such lists, descriptions and designations of Inventory as Secured Party may reasonably request to identify the quantities, nature, extent, location and value of the Inventory, subject to the security interest of Secured Party, for the benefit of the holders of the Indebtedness. Each Debtor warrants that all Inventory at any time and from time to time included in any such lists, descriptions or designations will be in fact existing and in the condition and amount represented to Secured Party in all material respects.

(c) After the occurrence and during the continuation of an Event of Default, at the request of Secured Party, each Debtor shall not make further dispositions of its Inventory without Secured Party’s prior written approval.

(d) Upon the sale, exchange or other disposition of the Inventory, the security interest and lien created and provided for herein shall, without break in continuity and without further formality or act, continue in and attach to the instruments for the payment of money, accounts receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition, including Inventory returned or rejected by customers or repossessed by a Debtor or Secured Party. To the extent permitted by applicable law, as to any such sale, exchange or disposition, Secured Party shall have all of the rights of an unpaid seller, including stoppage in transit, replevin and reclamation.

(e) All invoices covering sales of Inventory are hereby assigned to Secured Party as security and after the occurrence and during the continuation of an Event of Default, at the request of Secured Party, the proceeds thereof, if collected by a Debtor, are to be turned over to Secured Party, for the benefit of the holders of the Indebtedness. After the occurrence and during the continuation of an Event of Default, at the request of Secured Party, cash sales of Inventory or sales in which a lien upon or security interest in the Inventory is retained shall only be made by any Debtor with Secured Party’s prior written approval and the proceeds of such sales, whether cash, documents or instruments, shall not be commingled with such Debtor’s other property, but shall be segregated, held by such Debtor in trust for Secured Party as Secured Party’s exclusive property, for the benefit of the holders of the Indebtedness, and shall be delivered immediately by such Debtor to Secured Party in the identical form as that in which received.

7. Debtors’ Use of the Collateral. Each Debtor may use the Collateral in the ordinary course of such Debtor’s business and as permitted by the Loan Documents; provided, that, upon the occurrence and during the continuation of an Event of Default, such Debtor’s right to so use the Collateral shall terminate until further written notice from Secured Party, at the Secured Party’s request.

8. Events of Default. The term “Event of Default”, whenever used in this Security Agreement, shall mean an “Event of Default” as defined in the Credit Agreement.

9. Remedies.

(a) Upon the happening of any Event of Default, and at any time thereafter when such Event of Default is continuing, at the option of Secured Party, any and all Indebtedness shall become immediately due and payable without presentment or demand or any notice to Debtors or any other person obligated thereon, and Secured Party shall have and may exercise any or all of the rights and remedies of a Secured Party under the Uniform Commercial Code as adopted in the State of New York or any other applicable jurisdiction in which any Debtor maintains its principal place of business (the “Code”), and as otherwise contractually granted herein or under any other applicable law or under any other agreement executed by any Debtor in favor of Secured Party, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of or utilize such portion of the Collateral and any part or parts thereof in any manner authorized or permitted under the Code after the occurrence and during the continuation of an Event of Default, and to apply the proceeds thereof in accordance with Section 8.2 of the Credit Agreement. Additionally, and as an essential part of the bargained-for consideration running to Secured Party and to the extent allowed by law, each Debtor hereby expressly grants to Secured Party the contractual right to purchase any or all of the Collateral at public or private sale any time after ten (10) days’ notice of such sale shall have been sent to such Debtor by Secured Party.

(b) Additionally, upon the occurrence and during the continuation of an Event of Default, the Secured Party may give written notice to the entities in which any Debtor owns an interest and/or such entities’ members, partners, officers, shareholders, or stockholders requiring such parties to pay over and deliver to Secured Party from time to time any and all payments and distributions otherwise to be delivered to such Debtor arising under, out of, or in respect of such Debtor’s interest in said entity. Each Debtor hereby irrevocably authorizes the entities in which it holds a membership interest, partnership interest, stockholder interest, or shareholder interest and/or its members, partners, officers, shareholders, or stockholders to comply (without further inquiry or notice) with such notice given by Secured Party and to deliver all such payments and distributions described herein to Secured Party.

(c) Each Debtor agrees, to the extent permitted by applicable law, that if such notice of the occurrence and continuation of an Event of Default is mailed, postage prepaid, or sent by overnight mail, charges prepaid, to such Debtor at the address shown in Section 11.1(a) of the Credit Agreement at least ten (10) days before the time of the proposed sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement of giving of notice, and the proposed sale may take place any time after such ten (10) day period without the necessity of sending another notice to such Debtor. To the extent permitted by applicable law, Secured Party may postpone and reschedule any proposed sale at its option without the necessity of giving Debtors further notice of such fact as long as the rescheduled sale occurs within sixty (60) days of the originally scheduled sale.

(d) To the extent permitted by applicable law, all recitals in any instrument of assignment or any other document or paper executed by Secured Party incident to sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be sufficient to establish full legal propriety of the sale or other action taken by Secured Party or of any fact, condition or thing incident thereto, and all prerequisites of such sale or other action shall be presumed conclusively to have been performed or to have occurred.

(e) In addition to the foregoing provisions, following the occurrence and during the continuation of an Event of Default, and upon Secured Party’s demand, each Debtor agrees to assemble the Collateral at its usual place of business and promptly make the same available to Secured Party.

10. Secured Party’s Powers and Duties with Respect to the Collateral.

(a) Secured Party shall be under no duty to collect any amount that may be or become due on any of the Collateral now or hereafter pledged hereunder, to realize on Collateral, to collect principal, interest or dividends, to keep the same insured, to make any presentments, demands or notices of protest, in connection with any of the Collateral, or to do anything for the enforcement and collection of Collateral or the protection thereof.

(b) Not limiting the generality of any of the foregoing but in amplification of the same, Secured Party shall be in no way liable to or responsible for any diminution in the value of the Collateral from any cause whatsoever, except to the extent required by applicable law.

(c) The Debtors agree to pay all material taxes, charges, transfer fees and assessments against the Collateral, and on the failure of the Debtors to so do that has resulted in an Event of Default, Secured Party may, after giving the Debtors written notice of its intention to do so, make such payments and advance such sums on account thereof as Secured Party, in

Secured Party’s discretion, deems desirable. Each Debtor agrees to reimburse Secured Party promptly upon demand for all such payments and advances plus interest thereon at the maximum rate allowed by applicable law, repayment of all of which is secured by this Security Agreement and the Collateral.

11. General Authority. Effective immediately but exercisable by Secured Party (or by any person designated by Secured Party) only upon the occurrence and during the continuation of an Event of Default, each Debtor hereby IRREVOCABLY appoints Secured Party (or any person designated by Secured Party) as such Debtor’s true and lawful attorney-in-fact, which appointment is hereby coupled with an interest, with full power of substitution, in Secured Party’s name or such Debtor’s name or otherwise, for Secured Party’s sole use and benefit, but at such Debtor’s cost and expense, to exercise at any time and from time to time all or any of the following powers with respect to all or any of the Collateral:

(a) To receive, take, endorse, assign and/or deliver in Secured Party’s name or such Debtor’s name any and all checks, notes, drafts and other instruments relating to the Collateral;

(b) To transmit to Account Debtors, entities in which such Debtor owns an interest, and such entities’ members, partners, officers, shareholders, or stockholders, notice of Secured Party’s interest in the Collateral and to request from Account Debtors, entities in which such Debtor owns an interest, and such entities’ members, partners, officers, shareholders, or stockholders, at any time, in such Debtor’s name or in Secured Party’s name or the name of Secured Party’s designee, information concerning the Collateral and the amounts owing thereon;

(c) To receive and open all mail addressed to such Debtor and to retain all mail pertaining to the Collateral;

(d) To notify Account Debtors, entities in which such Debtor owns an interest, and such entities’ members, partners, officers, shareholders, or stockholders to make payment directly to Secured Party or to any bank designated by Secured Party;

(e) To take or bring, in such Debtor’s name or Secured Party’s name, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of the Accounts, to compromise with any Account Debtor and give acquittance for any and all Accounts;

(f) To sign such Debtor’s name on any invoice or bill of lading relating to any Collateral, drafts against such Debtor’s customers, notices of assignment, financing statements, other public records and notices to such Debtor’s customers; and

(g) In general, to do all things necessary to perform the terms of this Security Agreement, including, without limitation, to take any action or proceedings that Secured Party deems necessary or appropriate to protect and preserve the security interest of Secured Party, for the benefit of the holders of the Indebtedness, in the Collateral;

provided, however, the exercise by Secured Party of or failure to so exercise any such authority shall in no manner affect any Debtor’s liability to Secured Party hereunder or in connection with the Indebtedness; and provided further, that Secured Party shall be under no obligation or duty to exercise any of the powers hereby conferred upon Secured Party and Secured Party shall have no liability for any act or failure to act in connection with any of the Collateral. Secured Party shall not be bound to take any steps necessary to preserve rights in any instrument, contract or lease against third parties. Not limiting the generality of any of the foregoing but in amplification of the same, Secured Party shall be in no way liable to or responsible for any diminution in the value of, or reduction in the proceeds realized from, the Collateral from any cause whatsoever as required by applicable law.

12. Power to Execute. The board of directors, board of managers, or other appropriate governing body of each Debtor has authorized the transactions contemplated by and referred to in this Security Agreement and the consummation of such transactions. Each Debtor represents and warrants that it has full corporate, partnership or limited liability company power in accordance with applicable law to execute this Security Agreement and perform any obligations described in, contemplated by or referred to in this Security Agreement and such execution and performance by it will not conflict with its charter or bylaws, or any other document or instrument to which it is a party or to which it is subject, bound or affected.

13. Execution of Security Agreement. Each Debtor stipulates that it has read this Security Agreement, fully understands the content and consequences of entering into this Security Agreement, intends to be bound by the terms of this Security Agreement and is not under any duress, economic or otherwise, to execute this Security Agreement.

14. Invalid Provisions. If any one or more of the provisions of this Security Agreement, or the applicability of any such provision to a specific situation, shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Security Agreement and all other applications of any such provision shall not be affected thereby.

15. Dealings With Debtor. It is expressly understood and agreed that, notwithstanding anything else contained in this Security Agreement, Secured Party may, for all purposes hereof deal solely with Debtors in connection therewith, and nothing herein or in any other loan document executed in connection herewith shall be construed so as to require dealings with, consent of or notice to any other parties or persons.

16. Construction. The parties acknowledge that in the event the provisions of this Security Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Security Agreement shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties to this Security Agreement participated in the preparation of this Security Agreement.

17. Counterparts. This Security Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall not be necessary that the signatures of all parties be contained on any one counterpart. It shall be necessary to account for only one such counterpart in proving the existence or terms of this Security Agreement.

18. Number and Gender. As used in this Security Agreement, the singular number shall include the plural and the plural shall include the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Security Agreement shall refer to the entire Security Agreement and not to any particular provision or section.

19. Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.5 and 11.6 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

20. Successors and Assigns. No Debtor shall assign its rights or delegate its duties under this Security Agreement. All terms and provisions of this Security Agreement applicable to each Debtor shall bind such Debtor and such Debtor’s permitted successors and assigns and shall inure to the benefit of Secured Party, for the benefit of the holders of the Indebtedness, and its successors and assigns.

21. Entire Security Agreement. This Security Agreement, including Exhibits and the other documents and agreements referred to herein, constitutes the entire agreement between the parties hereto with respect to the matters addressed herein and supersedes all prior agreements and understandings relating to the subject matter hereof, either written or oral, that may have existed between them with respect to the matters addressed herein. No representation, promise, condition, warranty or understanding, either express or implied, other than as set forth herein, shall be binding upon any of the parties to this Security Agreement.

22. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 11.1 of the Credit Agreement.

23. Renewal, Extension or Rearrangement. All provisions of this Security Agreement relating to Indebtedness shall apply with equal force and effect to each and every promissory note executed hereafter that in whole or in part represents a renewal, extension for any period, increase or rearrangement of any part of the Indebtedness originally represented by any part of such other Indebtedness.

24. Election of Remedies. Secured Party shall have all of the rights and remedies now or hereafter existing, by contract, at law or in equity and pursuant to any other body of law, statutory or otherwise, and these same rights and remedies shall be cumulative and may be pursued separately, successively or concurrently against the Debtors at the sole discretion of Secured Party. The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other right or remedy and the same shall be nonexclusive. If Secured Party has security in addition to the Collateral, Secured Party may resort to such other security for the payment of the Indebtedness.

25. Titles of Sections and Subsections. All titles or headings to sections, subsections or other divisions of this Security Agreement or the exhibits to this Security Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or other divisions, such other content being controlling with respect to the agreement between the parties.

26. Joinder. At any time after the date of this Agreement, one or more additional Persons may become party hereto by executing and delivering to the Secured Party a Joinder Agreement. Immediately upon such execution and delivery of such Joinder Agreement (and without any further action), each such additional Person will become a party to this Agreement as a “Debtor” and have all of the rights and obligations of a Debtor hereunder and this Agreement and the schedules hereto shall be deemed amended by such Joinder Agreement.

27. Joint and Several Obligations of Debtors.

(a) Subject to subsection (c) of this Section 28, each of the Debtors is accepting joint and several liability hereunder, in consideration of the financial accommodation to be provided by the holders of the Indebtedness, of each of the Debtors and in consideration of the undertakings of each of the Debtors to accept joint and several liability for the obligations of each of them.

(b) Subject to subsection (c) of this Section 28, each of the Debtors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Debtors with respect to the payment and performance of all of the Indebtedness arising under Loan Documents and any other documents relating to the Indebtedness, it being the intention of the parties hereto that all the Indebtedness shall be the joint and several obligations of each of the Debtors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Indebtedness, the obligations of each Debtor under the Credit Agreement, the other Loan Documents and the other documents relating to the Indebtedness shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any other applicable Law.

28. Modification. This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.2 of the Credit Agreement.

29. Further Assurances. Each Debtor agrees that it will without further consideration execute and deliver such other documents and take such other action, as may be reasonably requested by Secured Party to consummate more effectively the transactions contemplated hereby.

30. Severability. The invalidity or unenforceability of any of the rights or remedies herein provided in any jurisdiction shall not in any way affect the right to the enforcement in such jurisdiction or elsewhere of any of the other rights or remedies herein provided.

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IN WITNESS WHEREOF, this Security Agreement has been executed and delivered on the date first written above.

DEBTORS:

MALIBU BOATS, LLC

By:	/s/ Paras Mehta

Name:	Paras Mehta

Title:	Secretary

MALIBU BOATS HOLDINGS, LLC

By:	/s/ Paras Mehta

Name:	Paras Mehta

Title:	Secretary

MALIBU BOATS DOMESTIC INTERNATIONAL SALES CORP.

By:	/s/ Wayne Wilson

Name:	Wayne Wilson

Title:	Secretary and Treasurer

SECURED PARTY:

SUNTRUST BANK

By:	/s/ Carle A. Felton III

Name:	Carle A. Felton III

Title:	Director

EXHIBIT A

The Collateral includes, and each Debtor hereby grants to Secured Party, for the benefit of the holders of the Indebtedness, a security interest in and to, all of such Debtor’s right, title and interest in the following described property (and types of property) both presently existing and hereafter acquired or arising:

1. All of such Debtor’s assets, including without limitation, all Accounts, Accounts receivable, Inventory, Equipment, General Intangibles, Goods, Documents, contract rights, distributions, payments, capital accounts, profits, furniture, choses in action, Chattel Paper, leases, rentals, machinery, Investment Property, cash, cash equivalents, Deposit Accounts, tort claims, intellectual property rights, trademarks, patents, copyrights, intercompany obligations, stock, marketable securities, brokerage accounts, Instruments, notes and Supporting Obligations, including, without limitation, those intellectual property, patents, and trademarks described on Schedule 2 hereto. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Code (as such term is defined in this Security Agreement).

2. All of the foregoing as such may arise under any Organizational Documentation for Pledged Interests (as such term is defined in this Security Agreement).

3. All of such Debtor’s membership interests, partnership interests, stockholder interests, shareholder interests, financial rights, and governance rights arising under any Organizational Documentation for Pledged Interests, together with any payments and distributions arising in connection therewith, and including, without limitation, those interests described on Schedule 1 hereto.

4. All ledgers, books of account and records of such Debtor relating to any and all of the property described on this Exhibit A.

5. All payments, monies, interest, distributions, and dividends arising from any of the property described on this Exhibit A.

6. The proceeds (including insurance proceeds) of any and all of the Collateral.

7. All deposit and checking accounts maintained by such Debtor with Secured Party, excluding any Excluded Account (as such term is defined in the Credit Agreement).

provided, that (i) this Security Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such grant of a security interest (A) is prohibited by any Requirement of Law, as such term is defined in the Credit Agreement, (B) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license, or agreement except to the extent that such Requirement of Law or provisions of any such lease , license, or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Code (as defined in this Security Agreement) to prevent the attachment of the security interest granted hereunder, (C) is in any United States trademark applications filed on the basis of a Debtor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trademark in interstate commerce is submitted to the United States Patent and Trademark Office, but only if and to the extent that the granting of a security interest in such application would result in the invalidation of such application, provided, that to the extent such application is excluded from the Collateral, upon the submission of evidence of use of such trademark to the United States Patent and Trademark Office, such trademark application shall automatically be included in the Collateral, without further action on any party’s part, (D) is any membership interests, partnership interests, stockholder interests, shareholder interests, financial rights, and governance rights arising under any Organizational Documentation for Pledged Interests, together with any payments and distributions arising in connection therewith, to the extent not required by the terms of the Loan Documents (as such term is defined in the Credit Agreement) to constitute Collateral hereunder, (E) is in motor vehicles or other assets in which a security interest may be perfected only through compliance with a certificate of title or similar statute, or (F) constitutes the “Properties” (as such term is defined in the Existing Master Lease) (the Collateral described in the foregoing proviso being collectively referred to as the “Excluded Collateral”).

SCHEDULE 1

OWNERSHIP INTERESTS HELD BY DEBTOR

Name of Pledgor Entity	Name of Pledgee Entity	State of Organization	Outstanding Interest Pledged
Malibu Boats Holdings, LLC	Malibu Boats, LLC	DE	100%
Malibu Boats, LLC	Malibu Boats Domestic International Sales Corp.	DE	100%
Malibu Boats Domestic International Sales Corp.	None

SCHEDULE 2

INTELLECTUAL PROPERTY, PATENTS, AND TRADEMARKS

Malibu Boats Holdings, LLC: None

Malibu Boats Domestic International Sales Corp.: None

Malibu Boats, LLC1:

PATENTS	COUNTRY	APPLICATION #	FILED	PATENT #	PAT/RAG DATE	EXP
Windshield Edge Assembly	US	10/177,403	6/20/2002	US 6,647,915 B1	11/18/2003	2022
Method and Apparatus for Modifying Wake	US	11/301,852	12/12/2005	US 7,140,318 B1	11/28/2006	2025
Method and Apparatus for Modifying Wake	CAN	2,568,275	11/16/2006	2,568,275	3/23/2010	2026
Wake Towers and Methods of Use and Manufacture Thereof	US	12/714,318	2/26/2010	US 8,171,874	5/8/2012
Wake Tower	US	29/356,573	2/26/2010	D666135	8/28/2012	8/28/2026
WAKE TOWER	US	29/430440	8/24/2012	D678168	3/19/2013	3/19/2027
Wake Towers and Methods of Use and Manufacture Thereof	US	13/463,613	5/3/2012	11/8/2012
Method and Apparatus for Modifying Wake	Australia	2006246517	2/13/2007	2006246517	7/5/2012
Method and Apparatus for Modifying Wake	CAN	2568275	11/16/2006	2568275	3/23/2010
Apparatus for Dampening Rudder Vibration	US	12/572,987	10/2/2009	8,171,870	5/8/2012

[1]	Some intellectual property is registered in the following former names of Malibu Boats, LLC: Malibu Boats, Inc. and Malibu Boats West, Inc.

TRADEMARKS	COUNTRY	APPLICATION #	FILED	TRADEMARK #	TM REG DATE	EXP
M (stylized and/or with design)	US	85603459	5/13/2012	4332860	5/7/2013	2018
Malibu Stylized (script)	US	73760567	10/31/1988	1,603,623	6/26/1990	2010
Malibu Word Mark	US	78442667	6/28/2004	2,976,242	7/26/2005	2015
Malibu Boats (stylized and/or with design)	US	85603456	5/13/2012	4,329,376	4/30/2013	2018
MXZ Mark	US	85495442	12/14/2011	4,256,428	12/11/2012	2022
MXZ Mark	Australia	1509928	6/8/2012	1,124,576	6/8/2012	2022
MXZ Mark	Canada	1581515	6/11/2012	Pending
MXZ Mark	EC	A0030215	6/8/2012	Pending
Response Mark	US	78670548	7/14/2005	3,106,853	6/20/2006	2016
Wakesetter Mark	CAN	149279800	8/18/2010	TMA801508	7/6/2011	2016
Wakesetter Mark	CAN	1,492,798	8/18/2010	801,508	7/6/2011	2026
Wakesetter Mark	US	78670546	7/14/2005	3,109,324	6/27/2006	2016
Sunscape	US	75863345	12/6/1999	2,464,630	6/26/2001	2021
SUNSET Logo (sun only)	US	74625860	1/26/1995	1,941,229	12/12/1995	2015
SURF GATE	US	85631048	5/21/2012	4,284,081	1/29/2013	2023
Txi Mark	US	85495919	12/14/2011	4186116	7/7/2012
Surf Gate (stylized and/or with design)	Australia	A0032809	11/15/2012	1141740	11/15/2012
Surf Gate (stylized and/or with design)	MADRID	A0032809	1141740
Axis Wake Research Mark	US	77561255	9/3/2008	3,782,040	4/27/2010	2020
Axis Wake Research Mark	INT’L REG	A0015239	2/11/2009	993 966	2/11/2009	2019
Axis Wake Research Mark	MADRID	A0015239	2/11/2009	993 966	2/11/2009	2019
Axis Logo Stylized	US	85063617	6/15/2010	3928212	3/8/2011	2021
Axis Word Mark	US	85063613	6/15/2010	3928211	3/8/2011	2021
Axis Wake Research Mark	AU	A0015239	2/11/2009	993966	2/11/2009	2019

APPLICATIONS	COUNTRY	APPLICATION #	FILED
Surf Fin Concept	Int’l PCT	PCT/US12/55788	9/17/2012
Surf Wake Apparatus	US	13/545,969	7/10/2012
Surf Wake Apparatus	US	13/749,500	1/24/2013
Surf Wake Apparatus	Intl PCT	PCT/US12/064504	11/9/2012
Pylon/Camera Assembly	US	Unfiled
Monsoon	US	85/905,379	4/16/2013
M (stylized and/or with design)	CAN	1581519	6/11/2012
Surf Gate (stylized and/or with design)	EC	1602958	11/19/2012
Surf Gate (stylized and/or with design)	CAN	1602958	11/19/2012
ACCESSORY RACK	US	61/793296	3/15/2013
SURF WAKE SYSTEM AND METHOD FOR A WATERCRAFT	US	13/830274	3/14/2013
SURF WAKE SYSTEM AND METHOD FOR A WATERCRAFT	AU	2012308224	9/17/2012
SURF WAKE SYSTEM FOR A WATERCRAFT	US	13/830799	3/14/2013
SURF WAKE SYSTEM FOR A WATERCRAFT	AU	2012327219	11/9/2012
SURF WAKE SYSTEM FOR A WATERCRAFT	US	13/830356	3/14/2013
SURF WAKE SYSTEM FOR A WATERCRAFT	AU	2013205024	4/13/2013
WAKE TOWER	US	29/432469	9/14/2012
WAKE TOWER	US	29/430437	8/24/2012
Axis Wake Research Mark	CAN	1429623	3/3/2009